EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information and accompanying notes reflect the pro forma effects of:

(1)Williston Basin Acquisition. On January 14, 2022, Evolution Petroleum Corporation (the "Company" or "EPM" completed the acquisition of non-operated oil and natural gas assets in the Williston Basin (the "Williston Properties") from Foundation Energy Fund VII-A, LP and Foundation Energy Management, LLC (collectively "FEM" or the "Seller"), for $25.9 million, net of preliminary purchase price adjustments (the "Williston Acquisition"). The Williston Acquisition had an effective date of June 1, 2021 and closed on January 14, 2022.

(2)Financing. The Williston Acquisition was funded with cash on hand and a draw of $16.0 million on the Company’s existing bank facility.

(3)Barnett Shale Acquired Properties. On May 7, 2021, the Company completed the acquisition of non-operated oil and gas assets in the Barnett Shale (the “Barnett Properties”) from TG Barnett Resources, LP (“TGBR”), a wholly owned subsidiary of Tokyo Gas Americas, Ltd. (“Tokyo Gas”) for $18.2 million, net of preliminary purchase price adjustments (the "Barnett Acquired Properties"). The final purchase price for the transaction, including purchase price adjustments, was $17.4 million in cash, with an effective date of January 1, 2021 and a closing date of May 7, 2021. The Barnett Acquired Properties were funded with cash on hand and a draw on the Company's existing bank facility.

The unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2021 and the twelve months ended June 30, 2021 presented below have been prepared based on the Company’s historical consolidated statements of operations for such periods, and were prepared as if the Williston Acquisition and Barnett Shale Acquired Properties and related financings had occurred on July 1, 2020. The unaudited pro forma condensed combined balance sheet at December 31, 2021 presented below was prepared based on the Company’s historical consolidated balance sheet at December 31, 2021, and was prepared as if the Williston Acquisition and related financing had occurred on December 31, 2021. The Barnett Acquired Properties occurred in fiscal year 2021 and as a result, the transaction has been reflected in the latest condensed consolidated balance sheet as of December 31, 2021.

Final working capital and other post-closing adjustments have not been reflected in these unaudited pro forma condensed combined financial statements. Further, the initial accounting for the Williston Acquisition is not complete and adjustments to estimated amounts, or recognition of additional assets acquired or liabilities assumed, may occur as more detailed reviews and valuations are completed and additional information is obtained about the facts and circumstances that existed as of the acquisition date. Additionally, the unaudited pro forma condensed combined financial statements do not reflect costs of integration activities or benefits that may result from other efficiencies.

The pro forma data is based on assumptions and include adjustments as explained in the notes herein. The historical financial statements may be adjusted in the unaudited pro forma financial statements to give pro forma effect to provide for certain transaction accounting adjustments reflecting only the application of required accounting for the transaction ("Transaction Accounting Adjustments"). The Company has not included any Management Adjustments as defined under Release No. 33-10786. The unaudited pro forma condensed combined financial information should be read together with the Company’s Annual Report on Form 10-K for the year ended June 30, 2021 and the historical Statement of Revenues and Direct Operating Expenses of the Williston Properties and the notes thereto filed as Exhibit 99.1 to the Current Report on Form 8-K of which this Exhibit 99.2 is a part. Additionally, refer to the Current Report on Form 8-K filed on July 21, 2021 for pro forma financial information presented in connection with the Barnett Acquired Properties.

Note that because depletion is recalculated under full cost rules to give cumulative effect to all acquisitions of oil and natural gas properties, the pro forma financial information presented herein may not be directly comparable to pro forma financial information giving effect only to earlier transactions.

The pro forma financial information does not purport to represent what the Company's actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor is it necessarily indicative of the Company's future financial condition or consolidated results of operations.

	Evolution Petroleum Corporation Unaudited Pro Forma Condensed Combined Balance Sheet As of December 31, 2021
	EPM Historical	Williston Basin Acquisition (a)	EPM Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$13,597,156	$(9,946,467)	$3,650,689
Receivables from oil and gas sales	12,594,910	—	12,594,910
Receivables of federal and state income taxes	2,428,887	—	2,428,887
Receivable for settlement proceeds from prior year Barnett Shale acquisition	1,882,233	—	1,882,233
Prepaid expenses and other current assets	852,636	—	852,636
Total current assets	31,355,822	(9,946,467)	21,409,355
Property and equipment, net of depreciation, depletion, amortization, and impairment
Oil and natural gas properties, net—full-cost method of accounting, of which none were excluded from amortization	55,752,039	28,386,501	84,138,540
Other property and equipment, net	6,737	—	6,737
Total property and equipment, net	55,758,776	28,386,501	84,145,277
Other assets, net	46,510	—	46,510
Total assets	$87,161,108	$18,440,034	$105,601,142
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$8,188,421	$—	$8,188,421
Accrued liabilities and other	572,260	—	572,260
State and federal income taxes payable	606,445	—	606,445
Total current liabilities	9,367,126		9,367,126
Long term liabilities
Senior secured credit facility	4,000,000	16,000,000	20,000,000
Deferred income taxes	5,902,924	—	5,902,924
Asset retirement obligations	5,764,567	2,440,034	8,204,601
Total liabilities	25,034,617	18,440,034	43,474,651
Commitments and contingencies
Stockholders’ equity
Common stock; par value $0.001; 100,000,000 shares authorized; 33,688,679 shares issued and outstanding as of December 31, 2021	33,689	—	33,689
Additional paid-in capital	43,066,954	—	43,066,954
Retained earnings	19,025,848	—	19,025,848
Total stockholders’ equity	62,126,491	—	62,126,491
Total liabilities and stockholders’ equity	$87,161,108	$18,440,034	$105,601,142

See accompanying notes to unaudited pro forma condensed combined financial information.

	Evolution Petroleum Corporation Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months Ended December 31, 2021
	EPM Historical	Williston Acquisition Historical		Transaction Accounting Adjustments		EPM Pro Forma Combined
Revenues
Crude oil	$19,440,608	$5,877,367	(a)	$—		$25,317,975
Natural gas liquids	7,148,976	411,130	(a)	—		7,560,106
Natural gas	14,627,787	199,180	(a)	—		14,826,967
Total revenues	41,217,371	6,487,677		—		47,705,048
Operating costs
Lease operating costs	19,296,141	2,381,016	(a)	—		21,677,157
Depreciation, depletion, and amortization	2,751,533	—		577,198	(b)	3,328,731
General and administrative expenses	3,763,154	—		—		3,763,154
Total operating costs	25,810,828	2,381,016		577,198		28,769,042
Income (loss) from operations	15,406,543	4,106,661		(577,198)		18,936,006
Other
Interest and other income	9,770	—		—		9,770
Interest expense	(101,542)	—		(240,000)	(c)	(341,542)
Income (loss) before income taxes	15,314,771	4,106,661		(817,198)		18,604,234
Income tax provision (benefit)	3,264,198	—		802,629	(d)	4,066,827
Net income (loss) attributable to common stockholders	$12,050,573	$4,106,661		$(1,619,827)		$14,537,407
Earnings (loss) per common share
Basic	$0.36					$0.43
Diluted	$0.36					$0.43
Weighted average number of common shares outstanding
Basic	33,589,986					33,589,986
Diluted	33,589,986					33,589,986

See accompanying notes to unaudited pro forma condensed combined financial information.

	Evolution Petroleum Corporation Unaudited Pro Forma Condensed Combined Statement of Operations For Year Ended June 30, 2021
	EPM Historical	Foundation Historical		TGBR Historical		Transaction Accounting Adjustments		EPM Pro Forma Combined
Revenues
Crude oil	$26,411,132	$9,616,671	(a)	$415,024	(b)	$—		$36,442,827
Natural gas liquids	3,662,478	513,218	(a)	6,127,895	(b)	—		10,303,591
Natural gas	2,628,744	242,238	(a)	11,323,307	(b)	—		14,194,289
Total revenues	32,702,354	10,372,127		17,866,226		—		60,940,707
Operating costs
Lease operating costs	16,587,052	5,281,268	(a)	15,010,826	(b)	—		36,879,146
Depreciation, depletion, and amortization	5,166,626	—		—		5,119,001	(c)	10,285,627
Impairment of proved property	24,792,079	—		—		11,027,453	(d)	35,819,532
Impairment of Well Lift Inc. - related assets	146,051	—		—		—		146,051
Net loss on derivative contracts	614,645	—		—		—		614,645
General and administrative expenses	6,754,532	—		—		—		6,754,532
Total operating costs	54,060,985	5,281,268		15,010,826		16,146,454		90,499,533
Income (loss) from operations	(21,358,631)	5,090,859		2,855,400		(16,146,454)		(29,558,826)
Other
Interest and other income	39,401	—		—		—		39,401
Interest expense	(102,965)	—		—		(582,000)	(e)	(684,965)
Income (loss) before income taxes	(21,422,195)	5,090,859		2,855,400		(16,728,454)		(30,204,390)
Income tax provision (benefit)	(4,984,261)	—		—		(2,142,856)	(f)	(7,127,117)
Net income (loss) attributable to common stockholders	$(16,437,934)	$5,090,859		$2,855,400		$(14,585,598)		$(23,077,273)
Earnings (loss) per common share
Basic	$(0.49)							$(0.69)
Diluted	$(0.49)							$(0.69)
Weighted average number of common shares outstanding
Basic	33,263,701							33,263,701
Diluted	33,263,701							33,263,701

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1) Basis of Pro Forma Presentation

The historical financial information is derived from the historical, consolidated financial statements of the Company, and the historical statements of revenues and direct operating expenses for the Williston Properties (which are based on information provided by FEM) and the Barnett Properties (which are based on information provided by Tokyo Gas). The unaudited pro forma condensed combined statements of operations were prepared assuming the Williston Acquisition, Barnett Shale Acquired Properties and related financing transactions occurred on July 1, 2020. The unaudited pro forma condensed combined balance sheet at December 31, 2021 was prepared based on the Company’s historical consolidated balance sheet at December 31, 2021, and was prepared as if the Williston Acquisition and related financing had occurred on December 31, 2021.

The unaudited pro forma condensed combined financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the Company’s management; therefore, actual results could differ materially from the pro forma information. However, management believes the assumptions provide a reasonable basis for presenting the significant effects of the Williston Acquisition, Barnett Shale Acquired Properties and related financing transactions. Note that because depletion and the full cost ceiling test impairment is recalculated under full cost rules to give cumulative effect to all acquisitions of evaluated oil and natural gas properties, the pro forma financial information presented herein may not be directly comparable to pro forma financial information giving effect only to earlier transactions. These unaudited pro forma condensed combined financial statements are provided for illustrative and informational purposes only and are not intended to represent or be indicative of what the Company’s results of operations would have been had the Williston Acquisition and Barnett Shale Acquired Properties occurred as of or on the dates indicated. The unaudited pro forma financial statements also should not be considered representative of our future results of operations.

(2) Pro Forma Adjustments

Balance Sheet. The unaudited pro forma condensed combined balance sheet at December 31, 2021 reflects the following adjustments:

(a)Adjustments reflect the consideration paid and assumed asset retirement obligations. The Williston Acquisition was funded with cash on hand and a draw of $16.0 million on the Company’s existing bank facility.

The Williston Acquisition qualifies as an asset acquisition, and in accordance with the Financial Accounting Standards Board’s authoritative guidance on asset acquisitions, the Company allocated the cost of the acquisition to the assets acquired and liabilities assumed based on a relative fair value basis of the assets acquired and liabilities assumed, with no recognition of goodwill or bargain purchase gain recorded. Incremental legal and professional fees related directly to the Williston Acquisition were capitalized as part of the Williston Acquisition cost. The fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Fair value measurements also utilize market assumptions of market participants.

The Company used a discounted cash flow model to calculate the relative fair value of oil and natural gas properties and asset retirement obligations (“ARO”). The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs to the valuation of oil and natural gas properties include estimates of i) quantities of oil and natural gas reserves, ii) future commodity prices, iii) future operating and development costs, iv) projections of future timing and rates of production, v) expected recovery rates and vi) a market-based weighted average cost of capital rate. These inputs require significant judgments and estimates.

Estimating the future ARO requires management to make estimates and judgments regarding timing and existence of a liability, as well as what constitutes adequate restoration. Inherent in the fair value calculation are numerous assumptions and judgments including the ultimate costs, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments.

The Company estimates the fair value of the Williston Acquisition to be approximately $25.9 million, which the Company considers to be representative of the price paid by a typical market participant. The acquisition costs were approximately $0.1 million and were capitalized to oil and natural gas properties as part of the Williston Acquisition cost. The Williston Acquisition is not considered a taxable transaction; therefore, no deferred tax amounts were recognized at the acquisition date as the tax basis of the assets acquired and liabilities assumed were the same as book basis.

The following table summarizes the consideration paid for the Williston Acquisition and the relative fair value of the assets acquired and liabilities assumed as of January 14, 2022. The cost allocation is preliminary and subject to adjustments, as the final closing will be complete during the fourth fiscal quarter of 2022.

Cost allocation:
Cash consideration given to FEM	$25,883,026
Cash paid for legal and professional fees	63,441
$25,946,467
Relative fair value of assets acquired and liabilities assumed:
Proved developed properties	$28,386,501
Asset retirement obligations	(2,440,034)
$25,946,467

Statements of Operations. The unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2021 reflect the following adjustments:

(a)Historical revenues and direct operating expenses of the oil and natural gas properties acquired in the Williston Acquisition for the six months ended December 31, 2021.

(b)Depreciation, depletion and amortization (“DD&A”) and accretion expense related to the Williston Properties. DD&A was calculated using the unit-of-production method under the full cost method of accounting, and adjusts DD&A for (1) the increase in DD&A reflecting the relative fair values and production volumes attributable to the Williston Properties and (2) the revision to the Company’s DD&A rate reflecting the reserve volumes acquired in the Williston Acquisition. The pro forma average DD&A rate is $2.51 per BOE for the six months ended December 31, 2021. This adjustment also includes the accretion expense on ARO of $0.1 million attributable to the Williston Properties for the six months ended December 31, 2021.

(c)Interest expense associated with the borrowings under the Company’s Senior secured credit facility related to the Williston Acquisition.

(d)Income tax expense for the the six months ended December 31, 2021 was recorded at 24.4% of pre-tax net income, respectively. The effective tax rate applied to the pro forma adjustments for the six months ended December 31, 2021 was consistent with the statutory tax rate applicable to the U.S. and the blended state rate for the states in which the Company conducts business.

Statements of Operations. The unaudited pro forma condensed combined statements of operations for the twelve months ended June 30, 2021 reflect the following adjustments:

(a)Historical revenues and direct operating expenses of the Williston Properties acquired from FEM for the twelve months ended September 30, 2021. The Company and the Williston Properties historically have had different fiscal year ends, as such the latest twelve month period available for the Williston Properties was included in these unaudited pro forma condensed combined statements of operations.

(b)Historical revenues and direct operating expenses of the Barnett Acquired Properties from Tokyo Gas for the period July 1, 2020 through the May 6, 2021, (the period the Company did not own the Barnett Properties).

(c)Depreciation, depletion and amortization (“DD&A”) and accretion expense related to the Williston Properties and Barnett Shale Acquired Properties. DD&A was calculated using the unit-of-production method under the full cost method of accounting, and adjusts DD&A for (1) the increase in DD&A reflecting the relative fair values and production volumes attributable to the Williston Properties and Barnett Shale Acquired Properties and (2) the revision to the Company’s DD&A rate reflecting the reserve volumes acquired in the acquisitions. The pro forma average DD&A rate is $4.23 per BOE for the year ended June 30, 2021. This adjustment also includes the accretion expense on ARO of $0.3 million attributable to the Williston Properties and Barnett Properties for the twelve months ended June 30, 2021.

(d)Adjustments to the proved property impairment expense related to the addition of the Williston Properties and Barnett Properties, including their respective asset retirement obligations. The ceiling impairment test was calculated under the full cost method of accounting and adjusts the proved property impairment for the year ended June 30, 2021. The Company's historical full cost ceiling impairment was driven by the decline in SEC pricing, calculated as the unweighted arithmetic average first-day-of-the-month prices for the prior twelve months. Because the full cost ceiling test is recalculated under full cost rules to give cumulative effect to all acquisitions of oil and natural gas properties, the pro forma financial information presented herein may not be directly comparable to pro forma financial information giving effect only to earlier transactions.

(e)Interest expense associated with the borrowings under the Company's existing senior secured credit facility related to the Williston Acquisition and the Barnett Shale Acquired Properties.

(f)Income tax expense for the year ended June 30, 2021 was recorded at 24.4% of pre-tax net income. The effective tax rate applied to the pro forma adjustments for the twelve months ended June 30, 2021 was consistent with the statutory tax rate applicable to the U.S. and the blended state rate for the states in which the Company conducts business.

(3) Supplemental Oil and Gas Reserve Information

Estimated Quantities of Proved Oil and Natural Gas Reserves

The tables below summarize the Company’s historical estimated net proved reserves at June 30, 2021 based on reports prepared by DeGolyer and MacNaughton ("D&M"), the Company’s independent reserve engineers. The estimated net proved reserves for the Williston Properties were prepared by Netherland, Sewell & Associates, Inc. ("NSAI"), independent reserve engineers engaged by the Company for such purpose. NSAI evaluated 100% of the reserves and discounted values at September 30, 2021 in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to companies involved in oil and natural gas producing activities.

In addition, the following tables also set forth information about the estimated net proved reserves attributable to the Williston Properties, and the pro forma estimated net proved reserves as if the Williston Acquisition had occurred on July 1, 2020. The acquired reserve estimates were presented in the table below were prepared as of September 30, 2021 by the Company’s reserve engineers, in accordance with the authoritative guidance of the FASB and the SEC on oil and natural gas reserve estimation and disclosures. The actual reserve estimates were prepared using SEC pricing, calculated as the unweighted arithmetic average first-day-of-the-month prices for the prior twelve months, which was $49.72/Bbl for oil and $2.46/MMBtu for natural gas for the twelve months ended June 30, 2021. The prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. The reserves related to the Acquired Barnett Properties are already included in the historical reserves of EPM as the transaction closed on May 7, 2021.

Reserve estimates are inherently imprecise and are generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, reserve estimates are expected to change, and such changes could be material and occur in the near term as future information becomes available.

	Oil (Bbl)
	EPM Historical	Williston Basin Acquired Reserves	EPM Pro Forma Combined
Net proved reserves
July 1, 2020	8,226,236	1,204,340	9,430,576
Revisions	661,711	505,080	1,166,791
Extensions	—	—	—
Acquisition of reserves	86,608	—	86,608
Divestiture of reserves	—	—	—
Production	(554,888)	(177,925)	(732,813)
June 30, 2021	8,419,667	1,531,495	9,951,162

June 30, 2021 Proved developed reserves:	6,815,126	1,531,495	8,346,621
June 30, 2021 Proved undeveloped reserves:	1,604,541	—	1,604,541

	Natural Gas Liquids (Bbl)
	EPM Historical	Williston Basin Acquired Reserves	EPM Pro Forma Combined
Net proved reserves
July 1, 2020	1,992,590	213,790	2,206,380
Revisions	93,139	98,924	192,063
Extensions	—	—	—
Divestiture of reserves	—	—	—
Acquisition of reserves	4,957,226	—	4,957,226
Production	(171,451)	(20,339)	(191,790)
June 30, 2021	6,871,504	292,375	7,163,879

June 30, 2021 Proved developed reserves:	6,662,952	292,375	6,955,327
June 30, 2021 Proved undeveloped reserves:	208,552	—	208,552

	Natural Gas (Mcf)
	EPM Historical	Williston Basin Acquired Reserves	EPM Pro Forma Combined
Net proved reserves
July 1, 2020	—	961,170	961,170
Revisions	330	348,022	348,352
Extensions	—	—	—
Divestiture of reserves	—	—	—
Acquisition of reserves	49,533,801	—	49,533,801
Production	(963,496)	(87,277)	(1,050,773)
June 30, 2021	48,570,635	1,221,915	49,792,550

June 30, 2021 Proved developed reserves:	48,570,635	1,221,915	49,792,550
June 30, 2021 Proved undeveloped reserves:	—	—	—
________________

Changes in commodity prices may significantly impact the Company’s estimates of oil and natural gas reserves. Sustained lower commodity prices can reduce the quantity of the Company’s reserves by causing the economic limit of the proved developed and proved undeveloped wells (the point at which the costs to operate exceed the value of estimated future production, assuming constant prices and costs under SEC rules) to occur earlier in their productive lives than would be the case with higher prices. The undeveloped reserves may also be reduced by the elimination of wells because they would not meet the investment criteria to be economically producible at such prices and costs. The proved undeveloped reserves may also be eliminated by the deferral of drilling of otherwise economic wells beyond the five year proved reserve development horizon as a result of revisions to the Company’s development plan adopted in response to lower prices or otherwise.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following table presents the Standardized Measure of Discounted Future Net Cash Flows relating to the proved oil and natural gas reserves of the Company and of the Williston Properties acquired in the Williston Acquisition on a pro forma combined basis as of June 30, 2021. The Standardized Measure shown below represents estimates only and should not be construed as the current market value of the Company’s estimated oil and natural gas reserves or those estimated oil and natural gas reserves attributable to the Williston Properties acquired.

	June 30, 2021
	EPM Historical	Williston Basin Acquired Reserves	EPM Pro Forma Combined
Future cash inflows	$632,620,246	$87,995,180	$720,615,426
Future production costs and severance taxes	(398,021,728)	(50,410,505)	(448,432,233)
Future development costs	(29,339,399)	(5,447,700)	(34,787,099)
Future income tax expenses	(42,368,085)	(3,569,087)	(45,937,172)
Future net cash flows	162,891,034	28,567,888	191,458,922
10% annual discount for estimated timing of cash flows	(75,308,483)	(9,586,514)	(84,894,997)
Standardized measure of discounted future net cash flows	$87,582,551	$18,981,374	$106,563,925

Pro forma income tax expense reflects expense on the combined future net cash flows based on the Company’s estimated effective tax rate, after giving effect to the pro forma transactions. The Company’s effective tax rate differs from the 21% federal statutory rate primarily as a result of the effect of the statutory rates for the states in which the Company conducts business.

The following table sets forth the changes in Standardized Measure of discounted future net cash flows applicable to estimated net proved oil and natural gas reserves of the Company and of the Williston Properties acquired in the Williston Acquisition on a pro forma combined basis as of June 30, 2021:

	EPM Historical	Williston Basin Acquired Reserves	EPM Pro Forma Combined
July 1, 2020 proved reserves	62,490,836	9,444,020	71,934,856
Net changes in sales prices and production costs related to future production	11,538,209	8,972,122	20,510,331
Changes in estimated future development costs	403,109	—	403,109
Sales of oil and gas produced during the period, net of production costs	(16,115,302)	(4,703,608)	(20,818,910)
Net change due to extensions, discoveries, and improved recovery	—	—	—
Purchase of reserves in place(1)	31,461,405	—	31,461,405
Sales of reserves in place	—	—	—
Net change due to revisions in quantity estimates	6,840,767	8,300,750	15,141,517
Development costs incurred during the period	—	—	—
Net change in discounted income taxes	(10,678,450)	(2,597,135)	(13,275,585)
Accretion of discount	7,529,289	944,402	8,473,691
Net changes in timing of production and other	(5,887,312)	(1,379,177)	(7,266,489)
June 30, 2021 proved reserves	87,582,551	18,981,374	106,563,925
________________________________
(1) The Barnett Shale Acquired Properties are included in "Purchases of reserves in place" in the Company's historical reserves as of June 30, 2021.